UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2007

FREIGHTCAR AMERICA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51237	25-1837219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two North Riverside Plaza, Suite 1250 Chicago, Illinois		60606
(Address of principal executive offices)		(Zip Code)

(800) 458-2235

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

FreightCar America, Inc. (the “Company”) previously announced on January 4, 2007 that Christian Ragot would join the Company as Chief Operating Officer on January 29, 2007 and would become President and Chief Executive Officer on April 30, 2007. On January 4, 2007, the Company filed Mr. Ragot’s employment agreement as an exhibit to a Form 8-K.

Mr. Ragot began his full-time employment with the Company on January 29, 2007. In addition to his duties as Chief Operating Officer, he became a member of the Company’s Board of Directors (the “Board”). Mr. Ragot will serve until the Company’s 2007 annual meeting of stockholders. Under the provisions of Mr. Ragot’s employment agreement, the Company will nominate Mr. Ragot to stand for election as a director at the Company’s 2007 annual meeting of stockholders.

Mr. Ragot has signed a letter agreement to tender his resignation from the Company’s Board in the event that: (i) a majority of the votes of the shares in an uncontested election are designated to be “withheld” from, or are voted “against,” his election and the Board accepts his resignation following such election; or (ii) he experiences a change in principal employment status, other than retirement, and the Board accepts his resignation following such change in status. A copy of the form of the letter of resignation is attached as Exhibit 10.1 hereto.

On January 29, 2007, the Company awarded Mr. Ragot 40,000 shares of restricted stock in accordance with and subject to the terms of the employment agreement between the Company and Mr. Ragot and the FreightCar America, Inc. 2005 Long Term Incentive Plan, vesting in three equal annual installments beginning on January 29, 2008. This restricted stock award would become fully vested upon a change in control.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1 Letter of Resignation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FreightCar America, Inc.

Date: January 29, 2007	By:	/s/ Kevin P. Bagby
	Name:	Kevin P. Bagby
	Title:	Vice President, Finance, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Letter of Resignation